Oppenheimer Rochester AMT-Free New York Municipal Fund
N-SAR Exhibit – Item 77Q

1.
Post-Effective Amendment No. 45 to the Registration Statement of Oppenheimer Rochester AMT-Free New York Municipal Fund  (the “Registrant”), filed with the Securities and Exchange Commission on December 13, 2013 (Accession Number 0000728889-13-002248), includes the following materials, which are hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR:

•	Agreement and Declaration of Trust dated 10/28/13;

•	By-Laws dated 10/28/13; and

•	Amended and Restated Investment Advisory Agreement dated 12/12/13.

•	Restated Investment Subadvisory Agreement dated 12/12/13.

2.	Copy of “shell” merger agreement as follows:

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) is made as of this 12th day of December, 2013 by and between Oppenheimer Rochester AMT-Free New York Municipal Fund, a Massachusetts business trust (the “Fund”), and Oppenheimer Rochester AMT-Free New York Municipal Fund, a Delaware statutory trust (the “DE Trust”) (the Fund and the DE Trust are hereinafter collectively referred to as the “parties”).

In consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.    Plan of Reorganization.

a. Upon satisfaction of the conditions precedent described in Section 3 hereof, the Fund will convey, transfer and deliver to the DE Trust at the closing provided for in Section 2 (hereinafter referred to as the “Closing”) all of the Fund’s then-existing assets (the “Assets”). In consideration thereof, the DE Trust agrees at the Closing (i) to assume and pay when due all obligations and liabilities of the Fund, existing on or after the Effective Date of the Reorganization (as defined in Section 2 hereof), whether absolute, accrued, contingent or otherwise, including all fees and expenses in connection with this Agreement, which fees and expenses shall, in turn, include, without limitation, costs of legal advice, accounting, printing, mailing, proxy solicitation and transfer taxes, if any (collectively, the “Liabilities”), such Liabilities to become the obligations and liabilities of the DE Trust; and (ii) to deliver to the Fund in accordance with paragraph (b) of this Section 1, full and fractional shares of each series and class of shares of beneficial interest, par value $0.001 per share, of the DE Trust, equal in number to the number of full and fractional shares of the corresponding series and class of shares of beneficial interest of the Fund outstanding at the time of calculation of the Fund’s net asset value (“NAV”) on the business day immediately preceding the Effective Date of the Reorganization. The reorganization contemplated hereby is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”). The Fund shall distribute to the Fund’s shareholders the shares of the DE Trust in accordance with this Agreement and the resolutions of the Board of Trustees of the Fund (the “Board of Trustees”) authorizing the transactions contemplated by this Agreement.

b. In order to effect the delivery of shares described in Section 1(a) hereof, the DE Trust will establish an open account for each shareholder of the Fund and, on the Effective Date of the Reorganization, will credit to each such account full and fractional shares of beneficial interest, par value $0.001 per share, of the corresponding series and class of the DE Trust equal to the number of full and fractional shares of beneficial interest such shareholder holds in the corresponding series and class of the Fund at the time of calculation of the Fund’s NAV on the business day immediately preceding the Effective Date of the Reorganization. At the time of calculation of the Fund’s NAV on the business day immediately preceding the Effective Date of the Reorganization, the net asset value per share of each series and class of shares of the DE Trust shall be deemed to be the same as the net asset value per share of each corresponding series and class of shares of the Fund. On the Effective Date of the Reorganization, each share of a series and class of the Fund will be deemed to represent a share of the corresponding series and class of the DE Trust. Simultaneously with the crediting of the shares of the DE Trust to the shareholders of record of the Fund, the shares of the Fund held by such shareholders shall be cancelled. Each shareholder of the Fund will have the right to deliver their share certificates of the Fund to the DE Trust in exchange for shares of the DE Trust. However, a shareholder need not deliver such certificates to the DE Trust unless the shareholder so desires.

c. As soon as practicable after the Effective Date of the Reorganization, the Fund shall take all necessary steps under Massachusetts law to effect a complete dissolution of the Fund.

d. The expenses of entering into and carrying out this Agreement will be borne by OFI Global Asset Management, Inc. and OppenheimerFunds, Inc. (together “OFI”) and the Fund, with 35% and 65% borne by each, respectively.

2.    Closing and Effective Date of the Reorganization.

The Closing shall consist of (i) the conveyance, transfer and delivery of the Assets to the DE Trust in exchange for the assumption and payment, when due, by the DE Trust, of the Liabilities of the Fund; and (ii) the issuance and delivery of the DE Trust’s shares in accordance with Section 1(b), together with related acts necessary to consummate such transactions. Subject to receipt of all necessary regulatory approvals and the final adjournment of the meeting of shareholders of the Fund at which this Agreement is considered and approved, the Closing shall occur on such date as the officers of the parties may mutually agree (“Effective Date of the Reorganization”).

3.    Conditions Precedent.

The obligations of the Fund and the DE Trust to effectuate the transactions hereunder shall be subject to the satisfaction of each of the following conditions:

a. Such authority and orders from the U.S. Securities and Exchange Commission (the “Commission”) and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received;

b. (i) One or more post-effective amendments to the Fund’s Registration Statement on Form N-1A (“Registration Statement”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (“1940 Act”), containing such amendments to such Registration Statement as are determined under the supervision of the Board of Trustees to be necessary and appropriate as a result of this Agreement, shall have been filed with the Commission; (ii) the DE Trust shall have adopted as its own such Registration Statement, as so amended; (iii) the most recent post-effective amendment or amendments to the Fund’s Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission (other than any such stop order, proceeding or threatened proceeding which shall have been withdrawn or terminated); and (iv) an amendment of the Form N-8A Notification of Registration filed pursuant to Section 8(a) of the 1940 Act (“Form N-8A”) reflecting the change in legal form of the Fund to a Delaware statutory trust shall have been filed with the Commission and the DE Trust shall have expressly adopted such amended Form N-8A as its own for purposes of the 1940 Act;

c. Each party shall have received an opinion of Kramer Levin Naftalis & Frankel LLP to the effect that, assuming the reorganization contemplated hereby is carried out in accordance with this Agreement, the laws of the Commonwealth of Massachusetts and the State of Delaware, subject to customary qualifications and based upon representations provided by each party in a certificate delivered to Kramer Levin Naftalis & Frankel LLP:

i.
the transfer by the Fund of all of its assets to the DE Trust solely in exchange for DE Trust shares and the assumption by the DE Trust of all Fund liabilities, the distribution of the DE Trust shares received by the Fund pro rata to its shareholders in exchange for their Fund shares, and the subsequent liquidation of the Fund, all pursuant to the Agreement, will constitute a “reorganization” within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

ii.	the Fund and the DE Trust will each be “a party to a reorganization” within the meaning of section 368(b) of the Code;
iii.	under section 354 of the Code, the Fund shareholders will not recognize any gain or loss on the exchange of their Fund shares for DE Trust shares in the reorganization contemplated hereby;
iv.
under sections 361 and 357 of the Code, the Fund will not recognize any gain or loss by reason of the transfer of all its assets in exchange for DE Trust shares and the assumption of all of its liabilities by the DE Trust in the reorganization contemplated hereby, or upon the pro rata distribution to its shareholders of DE Trust shares in the reorganization contemplated hereby;

v.
under section 1032 of the Code, the DE Trust will not recognize any gain or loss on the receipt of all of the assets of the Fund in exchange for DE Trust shares and the assumption of all Fund  liabilities in the reorganization contemplated hereby;

vi.	under section 381(c), the DE Trust will succeed to, and take into account the items of, the Fund;
vii.
under section 358 of the Code, the aggregate tax basis of the DE Trust shares received by each shareholder of the Fund in the reorganization contemplated hereby will be the same as the aggregate tax basis of the Fund shares exchanged therefor by such shareholder;

viii.
under section 1223 of the Code, the holding period of each shareholder of the Fund in the DE Trust shares received in the reorganization contemplated hereby will include the period during which such shareholder held the Fund shares exchanged therefor, if such Fund shares were held as capital assets at the time of the reorganization contemplated hereby;

ix.
under section 362(b) of the Code, the DE Trust’s adjusted tax bases in the assets received from the Fund in the reorganization contemplated hereby will be the same as the adjusted tax bases of such assets in the hands of the Fund immediately prior to the reorganization contemplated hereby; and

x.
under section 1223 of the Code, the DE Trust’s holding periods in the assets received from the Fund in the reorganization contemplated hereby will include the holding periods of such assets in the hands of the Fund immediately prior to the reorganization contemplated hereby.

d. The shares of the DE Trust are eligible for offering to the public in those states of the United States in which the shares of the Fund are currently eligible for offering to the public so as to permit the issuance and delivery by the DE Trust of the shares contemplated by this Agreement to be consummated;

e. This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by the appropriate action of the Board of Trustees and the shareholders of the Fund;

f. The shareholders of the Fund shall have voted to direct the Fund to vote, and the Fund shall have voted, as sole shareholder of each series of the DE Trust, to:

(i)
Elect as Trustees of the DE Trust the following individuals: Brian F. Wruble,  David K. Downes, Matthew P. Fink, Edmund Giambastiani, Jr.,  Phillip A. Griffiths, Mary F. Miller, Joel W. Motley, Joanne Pace, Joseph M. Wikler, Peter I. Wold and William F. Glavin, Jr.;

(ii)
Approve an Investment Advisory Agreement between OFI Global Asset Management, Inc. (the “Investment Adviser”) and the DE Trust, which is substantially the same, with any such changes as approved by shareholders of the Fund, as the then-current Investment Advisory Agreement between the Investment Adviser and the Fund;

(iii)	Approve a Subadvisory Agreement between the Investment Adviser and OppenheimerFunds, Inc. (the “SubAdviser”), substantially in the form approved by shareholders of the Fund; and

(iv)
Approve Plans of Distribution pursuant to Rule 12b-1 under the 1940 Act for applicable share classes and series of the DE Trust that are substantially the same as the Plans of Distribution of the Fund and its series.

g. The Trustees of the DE Trust shall have duly adopted and approved this Agreement and the transactions contemplated hereby, including authorization of the issuance and delivery by the DE Trust of shares of the DE Trust on the Effective Date of the Reorganization and the assumption by the DE Trust of the Liabilities of the Fund in exchange for the Assets of the Fund pursuant to the terms and provisions of this Agreement, and shall have taken the following actions at a meeting duly called for such purposes:

(i)	Approval of the Investment Advisory Agreement described in paragraph (f)(ii) of this Section 3 between the Investment Adviser and the DE Trust;

(i)	Approval of a Subadvisory Agreement described in paragraph (f)(iii) of this Section 3 between the Investment Adviser and the SubAdviser;
(iii)	Approval of the assignment to the DE Trust of the custody agreement(s), as amended to date, between Citibank, N.A. and the Fund;

(iv)	Selection of KPMG LLP as the DE Trust’s independent registered public accounting firm for the current fiscal year;

(v)	Approval of a principal underwriting agreement between the DE Trust and OppenheimerFunds Distributor, Inc. in substantially the same form as the Fund’s then current agreement;

(vi)
Approval of plans of distribution by the DE Trust pursuant to Rule 12b-1 under the 1940 Act for each relevant class of shares in substantially the same form as the then current plans for shares of the Fund;

(vii)	Approval of the multiple class plan pursuant to Rule 18f-3 in substantially the same form as the Fund’s then current plan;

(viii)
Authorization of the issuance by the DE Trust of one share of each series of the DE Trust to the Fund in consideration for the payment of $1.00 for each such share for the purpose of enabling the Fund to vote on the matters referred to in paragraph (f) of this Section 3, all prior to the Effective Date of the Reorganization; and

(ix)	Submission of the matters referred to in paragraph (f) of this Section 3 to the Fund as sole shareholder of each series of the DE Trust.

At any time prior to the Closing, any of the foregoing conditions may be waived or amended, or any additional terms and conditions may be fixed, by the Boards of Trustees of the Fund and the DE Trust, if, in the judgment of such Boards, such waiver, amendment, term or condition will not affect in a materially adverse way the benefits intended to be accorded the shareholders of the Fund and the DE Trust under this Agreement.

4.    Dissolution of the Fund.

 Promptly following the Closing, the officers of the Fund shall take all steps necessary under Massachusetts law to dissolve its business trust status, including publication of any necessary notices to creditors, receipt of any necessary pre-dissolution clearances from the Commonwealth of Massachusetts, and filing for record with the Secretary of the Commonwealth of Massachusetts of a Certificate of Termination.

5.    Termination.

The Board of Trustees of the Fund may terminate this Agreement and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the Fund, at any time prior to the Effective Date of the Reorganization if, in the judgment of such Board, the facts and circumstances make proceeding with this Agreement inadvisable.

6.    Entire Agreement.

This Agreement embodies the entire agreement between the parties hereto and there are no agreements, understandings, restrictions or warranties among the parties hereto other than those set forth herein or herein provided for.

7.    Further Assurances; Other Agreements.

The Fund and the DE Trust shall take such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

The parties acknowledge and agree that this Agreement has been made and executed on behalf of the Fund and the DE Trust and is not executed or made by the officers or Trustees of the Fund or the DE Trust individually, but only as officers and Trustees under the Fund’s charter or the DE Trust’s Agreement and Declaration of Trust, respectively, and that the obligations of the Fund and the DE Trust hereunder are not binding upon any of the Trustees, officers or shareholders of the Fund or the DE Trust individually, but bind only the estate of the Fund or the DE Trust, as appropriate.

8.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.    Governing Law.

This Agreement and the transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Fund and the DE Trust have each caused this Agreement and Plan of Reorganization to be executed on its behalf as of the day and year first-above written.

Oppenheimer Rochester AMT-Free New York Municipal Fund (a Massachusetts business trust)

By: /s/ Taylor V. Edwards Name: Taylor V. Edwards Title: Assistant Secretary

Oppenheimer Rochester AMT-Free New York Municipal Fund (a Delaware statutory trust) By: /s/ Taylor V. Edwards
Name: Taylor V. Edwards Title: Assistant Secretary